Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Global Blood Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-206329, 333-210475, 333-215732, 333-222803, 333-226051, 333-229392, 333-232427, 333-236042, 333-242336 and 333-252557) on Form S-8, and the registration statement (No. 333-241036) on Form S-3 ASR of Global Blood Therapeutics, Inc. and subsidiaries of our report dated February 24, 2021, with respect to the consolidated balance sheets of Global Blood Therapeutics, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10-K of Global Blood Therapeutics, Inc. and subsidiaries.

Our report refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of FASB Accounting Standards Update 2016-02, Leases (Topic 842).

/s/ KPMG LLP

San Francisco, California

February 24, 2021